Exhibit 21.1

LIST OF SUBSIDIARIES FOR THE REGISTRANT

Akcea Therapeutics, Inc., a Delaware Corporation

Akcea Therapeutics Germany GmbH, a German Corporation

Akcea Therapeutics UK Limited, a United Kingdom Limited Private Company

Akcea Therapeutics Ireland Limited, an Irish Private Company

Akcea Therapeutics Italia S.r.l., an Italian Company

Akcea Therapeutics Portugal, Unipessoal Lda, a Portuguese Company

Ionis Faraday LLC, a Delaware Corporation

Ionis Gazelle LLC, a Delaware Corporation

Ionis Ireland Limited, an Irish Private Company

Ionis USA Limited, a United Kingdom Limited Private Company

Ionis Development (Ireland) Limited, an Irish Private Company

Osprey Therapeutics, Inc., a Delaware Corporation